                                C.H. HEIST CORP.
                           LEVERAGED STOCK OPTION PLAN



ARTICLE I.  PURPOSE. DEFINITIONS.

        Section 1.1

                      The purpose of this Plan is to provide executive officers of the Company an incentive to promote the maximization of shareholder value over the long term. In order to help promote a culture of ownership among the Company's executive officers and to align management incentives with shareholder interests, incentive compensation will be tied to Economic Value Added ("EVA") as delineated in the C.H. Heist Corp. EVA Incentive Remuneration Plan (the "EVA Plan"). This Plan will reward significantly the achievement of increases in economic value, and penalize any decreases in economic value, and will operate over a long-term horizon. The Plan also provides a means through which the Company can attract and retain executive officers of merit.

        Section 1.2

                      For purposes of the Plan, the following terms are defined as set forth below:

        a.     "Board" means the Board of Directors of the Company.

        b. "Change-in-Control" and "Change-in-Control Price" have the meanings set forth in Sections 6.2 and 6.3, respectively.

        c. "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

        d. "Commission" means the Securities and Exchange Commission or any successor agency.

        e.     "Committee" means the Committee referred to in Section 2.1.

        f. "Company" means the C.H. Heist Corporation, a New York corporation, or any successor entity.

        g. "Disability" means permanent and total disability as determined by the Committee for purposes of the Plan.

        h. "Disinterested Person" shall have the meaning set forth in Rule 16b-3(d)(3), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission.

        i. "Early Retirement" means retirement, with the consent of the Company, from active employment with the Company or a subsidiary thereof, pursuant to the early retirement provisions of the applicable pension plan of the Company or such subsidiary.

        j. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

        k. "Fair Market Value of the Stock" means the average of the reported closing sale prices of the Stock on the American Stock Exchange during the ten days prior to the sale or exchange of the Stock in question. In connection with determining the initial exercise price of Stock Options pursuant to grants hereunder, "Fair Market Value of the Stock" means the average of the reported closing sale prices of the Stock on the American Stock Exchange during the last ten trading days of the year prior to the year in which the Option is granted.

        l. "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option within the meaning of Section 422 of the Code.

        m. "Normal Retirement" means retirement from active employment with the Company or a subsidiary thereof at or after age 65.

        n. "Plan" means the C.H. Heist Corp. Leveraged Stock Option Plan, as set forth herein and as amended.

        o.     "Retirement" means Normal or Early Retirement.

        p. "Rule 16b-3" means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act.

        q.     "Stock" means the Common Stock, $.05 par value, of the Company.

        r. "Stock Option" or "Option" means an option granted under Article V of the Plan.

ARTICLE II.  ADMINISTRATION.

        Section 2.1

                      The Plan shall be administered by the Compensation Committee of the Board or such other Committee of the Board, composed of not less than two (2) Disinterested Persons, who shall be appointed by the Board and who shall serve at the pleasure of the Board.

        Section 2.2

                      In particular, the Committee shall have the authority, subject to the terms of the Plan, to:

        (a)    select the executive officers who will participate in the Plan;

        (b) determine the terms and conditions of any Option granted hereunder (including, but not limited to, the percentage discount from Fair Market Value of the Stock which determines the initial exercise price of an Option, the annual rate at which the exercise price is increased, the time period in which an Option vests, the term of the Option, the method of exercise, any restriction or limitation and any vesting acceleration or forfeiture or waiver regarding any Stock Option and the shares of Stock relating thereto, based on such factors as the Committee shall determine); and

        (c) determine the circumstances under which a Stock Option may be settled in cash or Stock.

        Section 2.3

                      The Committee shall have the authority and discretion to: adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable; interpret the terms and provisions of the Plan and Options granted under the Plan (and any agreement or other document relating thereto); and otherwise supervise the administration of the Plan.

        Section 2.4

                      The Committee may act only by a majority of its members then in office. However, Committee members may in writing authorize any one or more of their number, or any officer of the Company, to execute and deliver documents on behalf of the Committee.

        Section 2.5

                      Any determination made by the Committee regarding the terms or provisions of the Plan, or with respect to any Option granted hereunder, shall be made in its sole discretion. All determinations made by the Committee shall be final and binding on all persons, including the Company and the Plan participants.


ARTICLE III.  STOCK SUBJECT TO PLAN.

        Section 3.1

                      The total number of shares of Stock reserved and available for issuance pursuant to the exercise of Stock Options granted under the Plan shall be 375,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

        Section 3.2

                      If any shares of Stock that have been optioned cease to be subject to a Stock Option, or if any Stock Option terminates other than upon exercise, such shares shall again be available for issuance in connection with grants under the Plan.

        Section 3.3

                      In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure which affects the Stock, such substitution or adjustments shall be made in the aggregate number of shares reserved for issuance under the Plan, and in the number and exercise price of shares subject to outstanding Stock Options granted under the Plan, as may be determined to be appropriate by the Board, in its sole discretion.


ARTICLE IV.  ELIGIBILITY.

        Section 4.1

                      Only those executive officers who are selected by the Committee and participate in the EVA Plan are eligible to participate in, and receive grants of Stock Options pursuant to the terms of, this Plan.

ARTICLE V.  STOCK OPTIONS.

        Section 5.1

                      Stock Options shall be granted in connection with bonus awards under the EVA Plan. An executive officer who participates in this Plan will receive a grant of Options hereunder only if he receives a bonus under the EVA Plan. Generally, under the EVA Plan if certain performance targets are achieved, then a bonus is paid to the participants. Most participants receive 100% of the bonus. Executive officers who participate in this Plan will receive a percentage (currently 90%, but subject to change by the Committee) of the cash bonus. The remaining portion (currently 10%, but subject to change by the Committee) of the bonus is used in a formula in this Plan to determine the number of shares subject to the Option that will be granted to the participant hereunder as further provided in Section 5.3(c).

        Section 5.2

                      All Stock Options shall be evidenced by option agreements, the terms and provisions of which are determined by the Committee. Each option agreement shall specify that it is an agreement which provides for Non-Qualified Stock Options.

        Section 5.3

                      Options granted under the Plan shall be subject to the following terms and conditions, and such additional terms and conditions as the Committee deems appropriate:

        a. Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be equal to the Fair Market Value of the Stock, reduced by the initial exercise price percentage discount, increased annually by a fixed percentage, initially 8% (but subject to change by the Committee).

        b. Initial Exercise Price Percentage Discount. The initial exercise price percentage discount is a fixed percentage that is used to reduce the initial exercise price to purchase Stock pursuant to Options granted hereunder. The initial exercise price percentage discount is 10% (but subject to change by the Committee).

        c. Number of Shares Covered by Option. The number of shares of Stock subject to an Option granted to a participant hereunder will equal the amount of the participant's bonus which is not paid under the EVA

               Plan divided by the Initial Exercise Price Percentage Discount times the Fair Market Value of the Stock. The amount of the participant's unpaid bonus under the EVA Plan is not paid in consideration for the Option; it is merely a figure utilized in the formula to determine the number of shares covered by an Option granted under the Plan.

        d. Option Term. Each Stock Option shall be exercisable during the ten (10) year period following the date such Option was granted.

        e. Vesting. Except as otherwise provided herein, all Options granted under the Plan shall vest three years after the date such Option was granted.

        f. Exercisability. Vested Stock Options shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall determine.

        g. Method of Exercise. Subject to the provisions of this Article V, vested Stock Options may be exercised, in whole or in part, at any time during the option term upon delivery of irrevocable written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased and whether payment of the exercise price is to be made pursuant to clause
               (i) or (ii). Except as otherwise provided below, such notice shall be accompanied by payment in full of the purchase price by certified or bank check, or such other instrument as the Company may accept. The Committee may, in its sole discretion, allow payment in full or in part to be made in the form of unrestricted Stock already owned by the Optionee. The date on which such notice is received by the Secretary shall be the date of exercise of the Option, provided that: (i) full payment as hereinbefore provided accompanies the notice; or (ii) within five business days of the delivery of such notice, the funds to pay for the exercise of the Option are delivered to the Company by a broker acting on behalf of the Optionee either in connection with the sale of the shares of Stock underlying the Option or in connection with the making of a margin loan to the Optionee to enable payment of the exercise price of the Option. In connection with clause (ii) above, the Company will provide a copy of the notice of the exercise to the aforesaid broker (which must be identified by the Optionee in the notice of exercise) upon receipt by the Secretary of such notice and will deliver to such broker, within five business days of the delivery of such notice to the Company, a certificate or certificates (as requested by the broker) representing the number of shares of Stock underlying the Option that have been sold by such broker for the Optionee.

                             No shares of Stock shall be issued until full
               payment therefor has been made. An Optionee shall have all of the rights of a shareholder of the Company, including the right to vote the Stock and the right to receive dividends with respect to shares subject to the Stock Option, when the Optionee has given written notice of exercise, has paid in full for such Stock and, if requested, has given the representation described in Section
               9.1 hereof.

        h. Non-Transferability of Options. No Stock Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Optionee's lifetime, only by the Optionee or by the guardian or legal representative of the Optionee. For purposes of this provision, the terms "holder" and "Optionee" shall include the guardian and legal representative of the Optionee named in the option agreement, together with any individual to whom an Option is transferred by will or the laws of descent and distribution.

        i. Cashing Out of Option. On receipt of written notice to exercise, the Committee may elect to cash out all or part of any Stock Option to be exercised by paying the Optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the exercise price (the "spread value") on the effective date of such cash out. Cash outs relating to Options held by Optionees who are actually or potentially subject to
               Section 16(b) of the Exchange Act shall comply with the "window period" provisions of Rule 16b-3, to the extent applicable.

        j. Termination by Death. If an Optionee's employment terminates by reason of death, the spread value, as defined in Section 5.3(i), of any vested Stock Option held by such Optionee will be paid in cash to said Optionee's estate or designated beneficiary.

        k. Termination by Reason of Disability or Retirement. If an Optionee's employment terminates by reason of Disability or Retirement, any vested Stock Option held by such Optionee may thereafter be exercised by such Optionee in accordance with its terms; however, if an Optionee dies after such Disability or Retirement, any unexercised vested Stock Option held by such Optionee shall be treated pursuant to Section 5.3(j) above.

        l. Other Termination. Unless otherwise determined by the Committee, if an Optionee's employment terminates for any reason other than Death, Disability or Retirement, the Stock Options held by such Optionee, whether or not vested, shall thereupon terminate. Notwithstanding the preceding sentence: (i) an Optionee will receive in cash the spread value, as defined in Section 5.3(i), of any such vested Stock Options held by the Optionee if such Optionee is involuntarily terminated by the Company or a subsidiary thereof without cause; and (ii) if such Optionee voluntarily terminates his employment, he will receive in cash the lesser of the spread value of his vested options or the amount equal to the product of (i) the number of shares of Stock subject to the Option and (ii) the Initial Exercise Price Percentage Discount at the time of the grant multiplied by the Fair Market Value of the Stock at the time of such grant used to determine the initial exercise price of the Option.

        m. Change-in-Control. Notwithstanding the foregoing, upon a Change-in-Control (as defined in Section 6.2), all Options held by each Optionee shall immediately vest and the excess of the Change-in-Control Price over the exercise price of each Stock Option held by each Optionee shall be paid in cash to said Optionee within 30 days of the date such Change-in-Control is determined to have occurred.


ARTICLE VI.  CHANGE-IN-CONTROL PROVISIONS.

        Section 6.1

                             Impact of Event. Notwithstanding any other
               provision of the Plan to the contrary, in the event of a Change-in-Control (as defined in Section 6.2), any Stock Options outstanding as of the date such Change-in-Control is determined to have occurred, which have not then become exercisable or vested, shall become fully exercisable and vested.

        Section 6.2

                             Definition of Change-in-Control. For purposes of
               the Plan, a "Change-in-Control" shall mean an event that, in the judgment of the Board and on the advice of the Company's counsel, is required to be reported in response to item 1 of Form 8-K or any successor form thereto promulgated under the Exchange Act.

        Section 6.3

                             Change-in-Control Price. For purposes of the Plan,
               "Change-in-Control Price" means the highest price per share paid or offered in any bona fide transaction (via tender offer, merger or on a stock exchange or otherwise) related to a Change-in-Control of the Company at any time during the preceding 60-day period as determined by the Committee.


ARTICLE VII.  AMENDMENTS AND TERMINATION.

        Section 7.1

                      The Board by written resolution may amend, alter, or discontinue the Plan, subject to shareholder approval as and where required by law; however, no amendment, alteration or discontinuation shall be made which would impair the rights of an Optionee under a Stock Option theretofore granted without such Optionee's consent.

                      Subject to the above provisions, the Board shall have the authority to amend the Plan to take into account changes in the law and tax and accounting rules, as well as other developments.


ARTICLE VIII.  UNFUNDED STATUS OF PLAN.

                      The Plan presently is an "unfunded" plan for incentive and deferred compensation. However, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments, so long as such trusts or other arrangements remain consistent with, and do not alter, the Plan's "unfunded" status.


ARTICLE IX.  GENERAL PROVISIONS.

        Section 9.1

                      The Committee may require each individual purchasing shares pursuant to a Stock Option to represent to the Company in writing that such individual is acquiring the shares without a view to the disposition thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

        Section 9.2

                      All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

        Section 9.3

                      Nothing contained in this Plan shall prevent the Company or any subsidiary thereof from adopting other or additional compensation arrangements for its employees.

        Section 9.4

                      The adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any subsidiary thereof to terminate the employment of any employee at any time.

        Section 9.5

                      No later than the date as of which an amount first becomes includable in the gross income of an Optionee (or other holder of an Option, as applicable) by reason of the exercise or other negotiation or disposition of an Option granted under the Plan, such Optionee or other holder shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such gross income. In the sole discretion of the Company, any and all such withholding obligations may be settled with Stock, including the Stock which gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct and withhold any such taxes from any payment or Stock otherwise due to be paid or transferred.

        Section 9.6

                      At the time of grant, the Committee may provide in connection with any grant made under this Plan that the shares of Stock received as a result of such grant shall be subject to a right of first refusal in favor of the Company, wherein such Optionee (or such other holder) shall be required to offer to the Company any Stock that such Optionee or other holder wishes to sell at its then fair market value, subject to such other terms and conditions as the Committee may specify at the time of grant.

        Section 9.7

                      The Committee shall establish such procedures as it deems appropriate for an Optionee to designate a beneficiary to whom any amounts or shares of Stock, payable or transferable in the event of an Optionee's death, are to be paid or transferred.


ARTICLE X.            NOTICE.

                      Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his home address, business address or office location.


ARTICLE XI.           EFFECTIVE DATE.

                      This Plan shall be effective as of March 4, 1996.


ARTICLE XII.          APPLICABLE LAW.

                      This Plan shall be construed in accordance with the provisions of the laws of the State of Florida.